Exhibit 10.2

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of

November 21, 2024,

among

TAPESTRY, INC.

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.
as Administrative Agent

BofA SECURITIES, INC. and
MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)
SCHEDULES:

Page

Schedule 2.01	– Commitments
Schedule 3.05	– Properties
Schedule 3.06	– Litigation
Schedule 6.02	– Existing Liens
Schedule 9.01	– Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– [Reserved]
Exhibit C	– [Reserved]
Exhibit D	– [Reserved]
Exhibit E	– [Reserved]
Exhibit F-1	– [Reserved]
Exhibit F-2	– [Reserved]
Exhibit G	– [Reserved]
Exhibit H-1	– Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit H-2	– Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit H-3	– Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit H-4	– Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit I	– Form of Solvency Certificate

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of November 21, 2024, among TAPESTRY, INC., the LENDERS from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Rights” has the meaning assigned to such term in the definition of “Consolidated EBITDAR”.

“Act” has the meaning assigned to such term in Section 9.13.

“Administrative Agent” means Bank of America, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and, if the Alternate Base Rate is less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement, provided that, for the avoidance of doubt, Term SOFR for any day shall be based on the Term SOFR Screen Rate at approximately 11:00 a.m. New York time on such day, subject to the interest rate floors expressly set forth therein.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender and with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Loans and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders.

“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Applicable Rate” means, for any day, (i) with respect to any Term SOFR Loan, 1.125% per annum and (ii) with respect to any ABR Loan, 0.125% per annum.

“Approved Fund” means any Fund that is administered or arranged by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the Disposition of assets of the Company or any of its Subsidiaries outside the ordinary course of business (including issuances of Equity Interests by the Company’s Subsidiaries) (except for (i) Dispositions (including issuances of Equity Interests by the Company’s Subsidiaries) between or among such entities, (ii) factoring arrangements, (iii) any leasing transactions, (iv) sale-leaseback transactions, (v) [reserved] and (vi) Dispositions (including issuances of Equity Interests by the Company’s Subsidiaries), the net cash proceeds of which do not exceed $100,000,000 in any single transaction or related series of transactions or $250,000,000 in the aggregate), to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Company or any of its Subsidiaries within three months following receipt thereof.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing members of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowing” means a Loan of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who are not Continuing Directors.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.15.

“Closing Date” means the first date on which the conditions specified in Section 4.04 are satisfied (or waived in accordance with Section 9.02) and the Loans are funded.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Loans as set forth on Schedule 2.01 or in the most recent Assignment and Assumption or other documentation contemplated hereby executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be $750,000,000 on the Effective Date.

“Commitment Period” means the period from and including the Effective Date to the earlier of (i) the date that is 14 calendar days after the Effective Date and (ii) the Closing Date (after giving effect to any Borrowing on such date).

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Tapestry, Inc., a Maryland corporation.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e)(i) any extraordinary, unusual, infrequent or non-recurring costs, expenses or losses paid in cash during such period in an aggregate amount not to exceed $150,000,000 during the term of this Agreement and (ii) any extraordinary or non-recurring non-cash expenses or losses (including any noncash impairment of assets, and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and including non-cash charges arising from the application of Statement of Financial Accounting Standards No. 142 (or the corresponding Accounting Standards Codification Topic, as applicable)), (f) non-cash expenses related to stock based compensation and (g) Consolidated Lease Expense and minus, (x) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) income tax credits (to the extent not netted from income tax expense) and (y) any cash payments made during such period in respect of items described in clauses (e) and (f) above subsequent to the fiscal quarter in which the relevant noncash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated EBITDAR for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Net Leverage Ratio, (i) for each Reference Period, Consolidated Lease Expense shall be determined for such four fiscal quarter period, (ii) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDAR for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDAR (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAR (if negative) attributable thereto for such Reference Period, and (iii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDAR for such Reference Period shall be calculated after giving pro forma effect thereto (taking into account (A) such cost savings as may be determined by the Company in a manner consistent with the evaluation performed by the Company in deciding to make such Material Acquisition, as presented to the Company’s Board of Directors, provided that the Company may take into account such cost savings only if it in good faith determines on the date of calculation that it is reasonable to expect that such cost savings will be implemented within 120 days following the date of such Material Acquisition (or in the case of any calculation made subsequent to such 120th day, that such cost savings have, in fact, been implemented) and (B) all transactions that are directly related to such Material Acquisition and are entered into in connection and substantially contemporaneously therewith) as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all of a business or operating unit of a business, (ii) all or substantially all of the common stock or other Equity Interests of a Person or (iii) in any case where clauses (i) and (ii) above are inapplicable, the rights of any licensee (including by means of the termination of such licensee’s rights under such license) under a trademark license to such licensee from the Company or any of its Affiliates (the “Acquired Rights”), and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $50,000,000; “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $50,000,000.  In making any calculation pursuant to this paragraph with respect to a Material Acquisition of a Person, business or rights for which quarterly financial statements are not available, the Company shall base such calculation on the financial statements of such Person, business or rights for the then most recently completed period of twelve consecutive calendar months for which such financial statements are available and shall deem the contribution of such Person, business or rights to Consolidated EBITDAR for the period from the beginning of the applicable Reference Period to the date of such Material Acquisition to be equal to the product of (x) the number of days in such period divided by 365 multiplied by (y) the amount of Consolidated EBITDAR of such Person, business or rights for the twelve-month period referred to above (calculated on the basis set forth in this definition).  In making any calculation pursuant to this paragraph in connection with an acquisition of Acquired Rights to be followed by the granting of a new license of such Acquired Rights (or any rights derivative therefrom), effect may be given to such grant of such new license (as if it had occurred on the date of such acquisition) if, and only if, the Company in good faith determines on the date of such calculation that it is reasonable to expect that such grant will be completed within 120 days following the date of such acquisition (or in the case of any calculation made subsequent to such 120th day, that such grant has, in fact, been completed).

“Consolidated Lease Expense” means, for any period, the aggregate “operating lease cost” (as such amount is determined in accordance with GAAP) for such period included in the income statement most recently delivered pursuant to Section 5.01(a) or (b), as the case may be.  Such amount does not incorporate or include any amounts payable under the Finance Leases of the Company and its Subsidiaries.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means as of any date of determination thereof, the excess of (a) the aggregate consolidated net book value of the assets of the Company and its Subsidiaries after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (b) all of the aggregate liabilities of the Company and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Equity Interests, treasury stock, capital surplus and retained earnings), in each case determined on a consolidated basis (after eliminating all inter-company items) in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth the effects of Accounting Standards Codification Topic 350 shall be disregarded.

“Consolidated Total Indebtedness” means at any time, the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP and the total Operating Lease liability of the Company and its Subsidiaries as of such time as shown on the balance sheet and calculated on a consolidated basis as of such time in accordance with GAAP (after giving effect to Accounting Standards Codification Topic 842); provided that Indebtedness incurred in connection with the ownership, development, leasing, acquisition, construction or improvement of the Corporate Headquarters shall be excluded from Consolidated Total Indebtedness to the extent such Indebtedness is without recourse to the Company or any Subsidiary.

“Continuing Director” means (a) any member of the Board of Directors of the Company who was a member of the Board of Directors of the Company on the date of this Agreement and (b) any individual who becomes a member of the Board of Directors of the Company after the Effective Date if such individual was appointed, elected, approved or nominated for election by the Board of Directors of the Company with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Headquarters” means any direct or indirect legal, beneficial or equitable interest in any corporate headquarters or any direct or indirect legal, beneficial or equitable interest in the Hudson Yards Development.

 “Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.18.

“Credit Party” means the Administrative Agent or any Lender.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Incurrence” means the incurrence of Indebtedness for borrowed money by the Company or any of its Subsidiaries (excluding (i) intercompany Indebtedness of such entities, (ii) borrowings under the Existing Credit Agreement, (iii) any other borrowings under working capital, letter of credit or overdraft facilities, including foreign working capital facilities, (iv) purchase money Indebtedness incurred in the ordinary course of business, (v) Indebtedness with respect to Finance Leases incurred in the ordinary course of business and (vi) other Indebtedness to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance any Indebtedness of the Company or its Subsidiaries within six months of the maturity thereof and pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a Parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its Parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is November 21, 2024.

“Electronic Copy” has the meaning assigned to such term in Section 9.06.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively in Section 9.06.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, SyndTrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Embargoed Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive embargo under any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, which list may be amended from time to time).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, generation, use, handling, transportation, storage, treatment, disposal, release or threatened release of, or exposure to, any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or relating to the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means the issuance of any Equity Interests by the Company (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements or issued as compensation to officers and/or non-employee directors, (ii) issuance of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Company or its Subsidiaries under applicable law, (iii) issuances among the Company and its Subsidiaries, or (iv) issuances as consideration for any acquisition or strategic initiative).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the failure of the Company or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any determination that a Multiemployer Plan is, or is expected to be, Insolvent, terminated (within the meaning of Section 4041A of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the failure by the Company or any of its ERISA Affiliates to make when due any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; or (j) any Foreign Plan Event.

“euro” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated May 11, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, Bank of America, N.A., as the administrative agent, and the lenders from time to time party thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of November 21, 2024, among the Company, Bank of America, BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc. that pertains to this Agreement.

“Finance Lease Liabilities” means, as applied to any Person, all obligations under Finance Leases of such Person or any of its subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Finance Leases” means all leases that have been or should be, in accordance with GAAP, recorded as finance leases, but excluding, for the avoidance of doubt, any Operating Leases or other non-finance leases.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Sections 5.01(a) or 5.01(b).

“Fiscal Quarter” means with respect to the Company and its Subsidiaries, and with respect to any Fiscal Year, (a) each of the quarterly periods ending 13 calendar weeks, 26 calendar weeks, 39 calendar weeks and 52 or 53 calendar weeks, as the case may be, after the end of the prior Fiscal Year or (b) such other quarterly periods as the Company shall adopt after giving prior written notice thereof to the Lenders.

“Fiscal Year” means with respect to the Company and its Subsidiaries, (a) the 52- or 53-week annual period, as the case may be, ending on the Saturday nearest to June 30 of each calendar year or (b) such other fiscal year as the Company shall adopt with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).  Any designation of a particular Fiscal Year by reference to a calendar year shall mean the Fiscal Year ending during such calendar year.

“Foreign Disposition” has the meaning assigned to such term in Section 2.11(c).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by the Company or any ERISA Affiliate.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (c) the incurrence of any liability under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (d) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (e) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (f) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” has the meaning assigned to such term in the definition of “Hudson Yards Development”.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  For purposes of all calculations provided for in this Agreement, the amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hudson Yards Development” means (a) that certain Agreement of Severed Parcel Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard) (the “Ground Lease”), dated as of April 10, 2013, between the Metropolitan Transportation Authority and Legacy Yards Tenant LLC (“Legacy Yards Tenant”); (b) any improvements now or hereafter located on the land demised pursuant to the Ground Lease, including, but not limited to, that certain commercial building to be built thereon and any condominium units or common areas that may be created therein and thereon; and/or (c) Legacy Yards Tenant.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and any earnout obligations or similar deferred or contingent purchase price obligations not overdue, which are being contested in good faith or which do not appear as a liability on a balance sheet of such Person incurred in connection with any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all of a business or operating unit of a business, (ii) all or substantially all of the common stock or other Equity Interests of a Person or (iii) in any case where clauses (i) and (ii) above are inapplicable, the Acquired Rights), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person (to the extent of such Person’s interest in such property), whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Liabilities of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all payment and performance obligations of every kind, nature and description of such Person under or in connection with Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of all calculations provided for in this Agreement, there shall be disregarded any Guarantee of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP.  For the avoidance of doubt, any amounts available and not drawn under the Commitments shall be deemed not to be Indebtedness and “Indebtedness” shall not include the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an Operating Lease.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Information” has the meaning assigned to such term in Section 9.12.

 “Insolvent” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Term SOFR Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first Business Day of such Interest Period and the Maturity Date; provided that if any Interest Payment Date would be a day other than a Business Day, such Interest Payment Date would be the next succeeding Business Day.

“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Equity Interests or other securities of, or any assets constituting a business unit of, any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person.  In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and unpaid interest accrued in respect of Indebtedness owing by, such other Person shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person and (c) unrealized increases or decreases in value, or write-ups, write-downs or writeoffs, of Investments in such other Person shall be disregarded.

“IRS” means the United States Internal Revenue Service.

“Lead Arranger” means each of BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc. in its capacity as a joint lead arranger and joint bookrunner with respect to the credit facilities provided for under this Agreement.

“Legacy Yards Tenant” has the meaning assigned to such term in the definition of “Hudson Yards Development”.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement and any promissory notes issued pursuant to Section 2.10(e).  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the term loans made by the Lenders to the Company pursuant to Section 2.01.

“Material Acquisition” has the meaning assigned to such term in the definition of “Consolidated EBITDAR”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” has the meaning assigned to such term in the definition of “Consolidated EBITDAR”.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is six months after the Effective Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Company or its Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Company and its Subsidiaries, (ii) in the case of a Disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay debt for borrowed money secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Company); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Indebtedness minus the amount by which the unrestricted cash and Permitted Investments of the Company and its Subsidiaries exceeds $300,000,000, to (ii) Consolidated EBITDAR for the period of four (4) consecutive Fiscal Quarters most recently ended, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates in respect of any of the Loans made or other obligations incurred or any of the instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Operating Lease” means any lease of property classified as an “operating lease” under GAAP.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (in one transaction or a series of related transactions) by the Company or any Subsidiary, on or after the Effective Date (whether effected through a purchase of Equity Interests or assets or through a merger, consolidation or amalgamation), of (i) another Person including the equity interest of any Person in which the Company or any Subsidiary owns an equity interest, (ii) the assets constituting all or substantially all of a business or operating business unit of another Person or (iii) in any case where clauses (i) and (ii) above are inapplicable, the rights of any licensee (including by means of the termination of such license’s rights under such license) under a trademark license to such licensee from the Company or any of its Affiliates; provided that (a) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business, (b) no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (c) such acquisition shall be effected in such manner so that the acquired Equity Interests, assets or rights are owned either by the Company or a Subsidiary and, if effected by merger, consolidation or amalgamation, the continuing, surviving or resulting entity shall be the Company or a Subsidiary, provided that, nothing in this clause shall be deemed to limit the ability of the Company or any Subsidiary to grant to a different licensee any acquired license rights described in clause (iii) above (or any rights derivative therefrom) and (d) the Company and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenant contained in Section 6.07 recomputed as at the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance.

“Permitted Assignee” means such Person (i) the Company has identified to the Administrative Agent in writing on or prior to November 21, 2024 with respect to this Agreement and (ii) that constitutes Lenders under the Existing Credit Agreement immediately prior to the Effective Date.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes and duties, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b) landlords, carriers’, warehousemen’s, mechanics’, shippers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in connection with workers’ compensation, unemployment insurance, old age pensions and other social security laws or regulations, and pledges and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts, leases, public or statutory obligations, warranty requirements, customs, surety and appeal bonds, bonds posted in connection with actions, suits or proceedings, performance and bid bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens incurred in the ordinary course of business in connection with the sale, lease, transfer or other disposition of any credit card receivables of the Company or any of its Subsidiaries;

(f) judgment, attachment or other similar liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g) easements, zoning restrictions, restrictive covenants, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(h) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are directly and fully guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), any Participating Member State, the United Kingdom or Japan;

(b) investments in commercial paper having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s;

(c) investments in demand deposits, certificates of deposit, Term SOFR time deposits, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any commercial bank which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d) repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government (as the case may be) are rated, at such date of acquisition, at least A- by S&P or A3 by Moody’s;

(f) securities with maturities of three years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g) shares of money market funds that (i) comply with the criteria set forth in (a) Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended or (b) Securities and Exchange Commission Rule 3c-7 under the Investment Company Act of 1940, as amended and (ii) have portfolio assets of at least (x) in the case of funds that invest exclusively in assets satisfying the requirements of clause (a) of this definition, $250,000,000 and (y) in all other cases, $500,000,000;

(h) in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (a) through (g) above that are available in local markets;

(i) corporate debt obligations with a Moody’s rating of at least Baa3 or an S&P rating of at least BBB-, or their equivalent, as follows: (i) corporate notes and bonds and (ii) medium term notes; and

(j) mutual funds which invest primarily in the securities described in clauses (a) through (d) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, but not including any Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA).

“Prepayment Notice” has the meaning assigned to such term in Section 2.11.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Priority Indebtedness” means (a) Indebtedness of the Company or any Subsidiary (other than that described in Section 6.01(e)) secured by any Lien on any asset(s) of the Company or any Subsidiary and (b) Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any Subsidiary.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.18.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Reduction/Prepayment Events” means (a) any Debt Incurrence, (b) any Equity Issuance and (c) any Asset Sale.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDAR”.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Line of Business” means (a) any line of business in which the Company or any of its Subsidiaries is engaged as of, or immediately prior to, the Effective Date, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar, ancillary or related business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York, or, in each case, any successor thereto.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Regulation Section 4043 as in effect on the Effective Date (no matter how such notice requirement may be changed in the future).

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of all outstanding Loans or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments.

“Requirement of Law” means, as to any Person, the Articles or Certificate of Incorporation and By-Laws, Articles or Certificate of Formation and Operating Agreement, or Certificate of Partnership or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning as defined in Section 2.18(e)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

 “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or His Majesty’s Treasury of the United Kingdom, or any Person 50% or more owned or controlled by one or more Persons listed on any such Sanctions-related list or (b) any Person that is organized in or located or resident in an Embargoed Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Share Repurchase” means the accelerated share repurchase of the Company’s common stock expected to be announced by the Company on the date hereof.

“Significant Subsidiary” means any Subsidiary that is a “Significant Subsidiary” as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR Adjustment” means 0.10%.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Solvent” shall mean, with respect to the Company and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions (including the making of the Loans hereunder on the Closing Date and the application of the proceeds thereof), (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (iii) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured, and (iv) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Statutory Reserve” means the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board.  Term SOFR Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Successor Rate” has the meaning specified in Section 2.14(b).

“Supported QFC” has the meaning assigned to such term in Section 9.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option, cap or collar agreements or similar agreement involving, or settled by reference to, one or more interest or exchange rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b) for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.14(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 2.14(b).

“Total Assets” means, at any time, the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Transactions” means (i) the Share Repurchase, (ii) the Company obtaining $750,000,000 of gross proceeds from a combination of (x) the issuance of senior unsecured debt securities through a public offering or in a private placement and/or (y) the borrowing of the Loans under this Agreement, in each case to finance the Share Repurchase, (iii) the borrowing of loans under the Existing Credit Agreement and the use of cash on hand to finance the Share Repurchase, and (iv) the transactions related to the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

SECTION 1.03.          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.         Accounting Terms; GAAP; Exchange Rates.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If, in connection with the adoption by the Company of the standards set forth in Financial Accounting Standards Board Accounting Standards Codification 842, the Administrative Agent and the Company (x) identify a defect hereto or (y) determine that an amendment relating to the provisions hereof with respect to the treatment of leases in terms of an accounting or financial nature is required to give effect to the terms of this Agreement in connection with the application of such standard, this Agreement may be amended by an agreement in writing entered into by the Administrative Agent and the Company to cure such defect or amend any applicable provisions (and the Lenders party to this Agreement hereby authorize such amendment and, subject to the immediately following proviso, shall be deemed to have consented to such amendment), provided that such amendment shall only be effective to amend the provisions hereof if (i) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof, together with a copy thereof, and (ii) the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(b)  For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Worth or Consolidated EBITDAR), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02 or (iii) determining the amount of Material Indebtedness, the net assets of a Person or judgments outstanding under paragraphs (f), (g), (h), (i), (j) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the applicable exchange rate on the applicable date, provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in applicable exchange rates from those rates applicable at the time or times Indebtedness or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections.

SECTION 1.05.       LLC Division/Series Transactions.  Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.06.          Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

SECTION 2.01.         Commitments.  Subject to the terms and conditions set forth herein, each Lender with a Commitment (severally and not jointly) agrees to make a Loan to the Company in Dollars during the Commitment Period, in an amount up to such Lender’s Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.  Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.         Loans and Borrowings.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Company may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term SOFR Borrowings outstanding.

(d)         Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)         With respect to Daily Simple SOFR, the Administrative Agent in consultation with the Company will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.03.         Requests for Borrowings.  To request a Borrowing, the Company shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent (including any form on an electric platform or electronic transmission system as shall be approved by the Administrative Agent) and signed by the Company, which must be promptly followed by telephonic confirmation of such request) in the case of a Term SOFR Borrowing, not later than 12:00 noon, New York City time, two (2) Business Days before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent (including any form on an electric platform or electronic transmission system as shall be approved by the Administrative Agent) and signed by the Company.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)      whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing (and if a Term SOFR Borrowing, specifying the initial Interest Period applicable thereto);

(iv)        [Reserved]; and

(v)        the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term SOFR Borrowing then the Company shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.          [Reserved].

SECTION 2.05.          [Reserved].

SECTION 2.06.          [Reserved].

SECTION 2.07.         Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company designated by the Company in the applicable Borrowing Request.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to the proposed time of any Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.        Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election (by telephone or irrevocable written notice) by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (including any form on an electric platform or electronic transmission system as shall be approved by the Administrative Agent) and signed by the Company.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Company to elect an Interest Period for Term SOFR Loans that does not comply with Section 2.02(d).

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv)       if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If the Company to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.         Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate in full at the end of the Commitment Period.

(b)          The Company may at any time or from time to time terminate or reduce any of the Commitments; provided that each reduction of any of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Unless previously terminated the Commitments shall (x) be reduced to $0 upon the funding of the Loans on the Closing Date and (y) automatically terminate at the end of the Commitment Period.

(c)          The Company shall notify the Administrative Agent of any election to terminate or reduce any Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of any Commitments shall be permanent.  Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)          In the event and on each occasion that, after the Effective Date and prior to the termination of the Commitments in accordance with this Section 2.09, the Company or any of its Subsidiaries receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, then subject to the immediately following sentence, the Company shall promptly notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Cash Proceeds resulting therefrom (together with, in each case, a reasonably detailed calculation thereof).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  The Commitments will automatically reduce (on the date of receipt of the Net Cash Proceeds from such Reduction/Prepayment Event) by an aggregate amount equal to the lesser of (1) the Commitments outstanding on such date and (2) the Net Cash Proceeds received from such Reduction/Prepayment Event.  Any termination or reduction of any Commitments shall be permanent.  Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.      Repayment of Loans; Evidence of Debt.  (a) The Company hereby unconditionally promises to repay the outstanding principal amount of the Loans to the Administrative Agent for the ratable account of each applicable Lender on the Maturity Date, in an amount equal to the aggregate principal amount of the Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          [Reserved].

(c)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (a) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request, through the Administrative Agent, that Loans made by it to the Company be evidenced by a promissory note.  In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.          Prepayment of Loans.     (a) Voluntary Prepayment.  The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11.  The Company shall notify the Administrative Agent by telephone or electronic communication, if arrangements for doing so have been approved by the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two (2) Business Days before the date of prepayment and (ii) in the case of a prepayment of an ABR Borrowing, not later than 11:00 a.m. New York City time, on the date of prepayment (such notice, “Prepayment Notice”).  Each Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a Prepayment Notice is given in connection with a conditional notice of termination of any Commitments as contemplated by Section 2.09, then such Prepayment Notice may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16 (if any).

(b)         Mandatory Prepayment.  In the event and on each occasion that, after the Closing Date and prior to the termination of this Agreement there are Loans outstanding, the Company or any of its Subsidiaries receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, then subject to the immediately following sentence, the Company shall promptly notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Cash Proceeds resulting therefrom (together with, in each case, a reasonably detailed calculation thereof).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Within five Business Days of the date such Net Cash Proceeds are received, the Company shall repay Loans by an aggregate amount equal to the lesser of (1) the Loans outstanding on such date and (2) the Net Cash Proceeds received from such Reduction/Prepayment Event.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16 (if any).

(c)        Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Cash Proceeds of any event contemplated by clause (c) of the definition of Reduction/Prepayment Event by a Foreign Subsidiary (such event, a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied to the repayment of the Loans pursuant to this Section 2.11 to the extent provided herein and (B) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition attributable to any Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary.

SECTION 2.12.          Fees.  (a) [Reserved].

(b)          The Company agrees to pay the fees specified in the Fee Letter to the persons entitled to such payments in the amounts and at the times specified in the Fee Letter.

(c)         All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the persons entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.         Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)         The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  The Alternate Base Rate and Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.         Inability to Determine Rates.  (a) If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for Term SOFR has been determined in accordance with Section 2.14(b), and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred with respect to Term SOFR, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Alternate Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(b)         Replacement of Term SOFR or Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)         adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)       CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”).

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under each Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).  If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.14(b)(i), or (ii) have occurred with respect to the Term SOFR Successor Rate or any other Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the then-current Successor Rate in accordance with this Section 2.14, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, together with the Term SOFR Successor Rate, each a “Successor Rate”).  Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.15.          Increased Costs.  (a) If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve (including any Statutory Reserve), special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)       impose on any Lender or the interbank lending market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then, upon request of such Recipient, the Company will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)         If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.          Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at Term SOFR for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the Term SOFR market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17.        Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c)         Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.17, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Company.  The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing,

(A)       any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable;

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)       Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)           FATCA.  For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.          Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.

(a)         The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in Dollars and (ii) to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          [Reserved].

(d)         If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(e)          (i) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(ii)       With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (e)(ii) shall be conclusive, absent manifest error.

(f)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

SECTION 2.19.          Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If (i) any Lender requests compensation under Section 2.15, (ii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

SECTION 2.20.          [Reserved].

SECTION 2.21.          [Reserved].

SECTION 2.22.          [Reserved].

SECTION 2.23.          [Reserved].

SECTION 2.24.         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          [Reserved]; and

(b)         the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby

In the event that the Administrative Agent and the Company agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders on the Effective Date and the Closing Date that:

SECTION 3.01.       Organization; Powers; Subsidiaries.  Each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.

SECTION 3.02.         Authorization; Enforceability.  The Transactions are within the Company’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, liquidation, reconstruction, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.03.       Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or any material agreement or other material instrument binding upon the Company or its assets and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, that, in the case of clauses (c) and (d), would in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.         Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended June 29, 2024, reported on by Deloitte & Touche, LLP, independent public accountants and (ii) as of and for the Fiscal Quarter ended September 28, 2024, in each case, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)        Since June 29, 2024, there has been no material adverse change in the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.         Properties.  (a) Except as set forth on Schedule 3.05, each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the operation of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or such other defects as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)       Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.       Litigation.  Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for litigation disclosed prior to the Effective Date in reports publicly filed by the Company under the Securities Exchange Act of 1934, as amended) or (ii) that involve this Agreement or, as of the Effective Date, the Transactions.

SECTION 3.07.        Investment Company Status.  The Company is not an “investment company” as defined in, nor is it subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08.          Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.         ERISA.  (i) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, and each Foreign Plan is in compliance with applicable non-United States law and regulations thereunder, (ii) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect and (iii) the Company will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

SECTION 3.10.          Disclosure.

(a)         All of the reports, financial statements and certificates furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Securities Exchange Act of 1934, as amended (as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)        As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

SECTION 3.11.        Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.12.          No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.13.      Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

SECTION 3.14.          Solvency.  On the Closing Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.15.         Use of Proceeds.  The Company will not, directly or, to its knowledge, indirectly, use any part of the proceeds of any Loan in violation of (i) any Anti-Corruption Laws, (ii) applicable Sanctions or (iii) the Act.

SECTION 3.16.          EEA Financial Institutions.  The Company is not an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.          Effective Date.  This Agreement shall become effective on and as of the first date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 9.02):

(a)         The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)         The Administrative Agent shall have received (i) all documentation and other information relating to the Company reasonably requested by the Administrative Agent and any Lenders at least three (3) Business Days prior to the Effective Date under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Act, in each case to the extent requested in writing at least ten days prior to the Effective Date and (ii) a Beneficial Ownership Certification in relation the Company that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation as requested by the Administrative Agent and any Lenders.

(c)          The Administrative Agent shall have received a certificate dated the Effective Date and signed by an authorized officer of the Company, confirming the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects on and as of the Effective Date (except to the extent any such representation and warranty relates to an earlier date) (provided any such representations that are qualified by materiality, material adverse effect or language of similar effect shall be true and correct in all respects as of the Effective Date).

(d)         The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of the Company of its Board of Directors’ resolutions approving this Agreement and the other Loan Documents and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company.

(e)       The Administrative Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of the Company which shall identify by name and title and bear the signature of the officers of the Company authorized to request Borrowings hereunder and sign this Agreement and the other Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(f)          The Administrative Agent shall have received opinions of counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent.

(g)         The Administrative Agent shall have received any promissory notes requested by any Lender at least three (3) Business Days in advance of the Effective Date.

(h)          [Reserved].

(i)          To the extent invoiced three (3) Business Days prior to the Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable hereunder and under the Fee Letter on or prior to the Effective Date, including the reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder and under the Fee Letter.

SECTION 4.02.          [Reserved].

SECTION 4.03.          [Reserved].

SECTION 4.04.        Closing Date Borrowing.  The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions:

(a)          The Effective Date shall have occurred.

(b)          The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “material,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)        At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(d)         Substantially concurrently with the funding of the Loans, the initial delivery of shares in connection with the Share Repurchase shall have been consummated.

(e)        The Administrative Agent shall have received a duly executed Borrowing Request complying with the terms of Section 2.03 and a solvency certificate from the chief financial officer of the Company in the form attached as Exhibit I hereto certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

The Borrowing on the Closing Date shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

Commencing on the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agree with the Lenders that:

SECTION 5.01.         Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender through the Administrative Agent:

(a)          within ninety (90) days after the end of each Fiscal Year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)         within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, as applicable, a certificate of a Financial Officer of the Company (i) stating that he or she has obtained no knowledge that a Default has occurred (except as set forth in such certificate) and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) (x) setting forth reasonably detailed calculations demonstrating the calculation of the Net Leverage Ratio at the end of the relevant Fiscal Quarter or Fiscal Year and (y) demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, as the case may be;

(e)         promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender (acting through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f)          promptly following any request therefor, such other information regarding the financial condition of the Company or any Subsidiary as the Administrative Agent may reasonably request (other than materials protected by the attorney-client privilege and materials which the Company or such Subsidiary, as applicable, may not disclose without violation of a confidentiality obligation binding upon it).

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

SECTION 5.02.        Notices of Material Events.  Upon having knowledge thereof, the Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.         Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except, in each case (other than the case of the foregoing requirements insofar as they relate to the legal existence of the Company), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.          Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.        Maintenance of Properties; Insurance.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, the Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for surplus and obsolete properties, and (b) maintain, with financially sound and reputable insurance companies, insurance on such of its property and in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.          Books and Records; Inspection Rights.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries in conformity in all material respects with all applicable laws, rules and regulations of any Governmental Authority are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to, on an annual basis at the request of the Administrative Agent (or at any time after the occurrence and during the continuance of an Event of Default), permit any representatives designated by the Administrative Agent or any Lender (prior to the occurrence or continuation of an Event of Default, at the Administrative Agent’s or such Lender’s expense, as applicable, unless otherwise agreed to by the Administrative Agent or such Lender, as applicable, and the Company, and following the occurrence or continuation of an Event of Default, at the Company’s expense), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which the Company or such Subsidiary, as applicable, may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its affairs, finances and condition with its officers and independent accountants, so long as afforded opportunity to be present, all during reasonable business hours.  It is understood that so long as no Event of Default has occurred and is continuing, such visits and inspections shall be coordinated through the Administrative Agent.

SECTION 5.07.       Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.          Use of Proceeds.

(a)         The proceeds of the Loans will be used only for (i) the payment of the consideration pursuant to the terms of the Share Repurchase and (ii) the payment of fees, costs and expenses related to the Transactions.

(b)         No part of the proceeds of any Loan will be used, whether directly or indirectly, for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying any “margin stock” as defined in Regulation T, U or X of the Board or for any other purpose that entails a violation of any such regulations.  In connection with the Share Repurchase, all Equity Interests that are repurchased with the proceeds of the Loans will immediately return to the status of authorized but unissued Equity Interests.

(c)          [Reserved].

(d)         The Company (x) shall not request any Borrowing, nor shall it use the proceeds of any Borrowing, and (y) shall use its reasonable best efforts to ensure that its Subsidiaries and its and their respective directors, officers, employees and agents do not use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Embargoed Country, except to the extent permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Commencing on the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agree with the Lenders that:

SECTION 6.01.        Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Obligations;

(b)         Indebtedness existing on the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten the final maturity or weighted average life to maturity thereof;

(c)          Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)         Guarantees by (i) the Company of Indebtedness of any Subsidiary, (ii) any Subsidiary of Indebtedness of the Company or any other Subsidiary, (iii) by the Company or any Subsidiary of Indebtedness incurred in connection with the ownership, development, leasing, acquisition, construction or improvement of the Corporate Headquarters and (iv) the Company of Indebtedness of any joint venture; provided that the aggregate amount of such Guarantees incurred pursuant to clause (iv) shall not exceed $150,000,000 in the aggregate;

(e)          Indebtedness of the Company or any Subsidiary incurred to finance or refinance the acquisition, ownership, development, construction, improvement or leasing of any real property (including the Corporate Headquarters), fixed or capital assets, including Finance Lease Liabilities, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred no more than 90 days prior to or within 90 days after such ownership, development, leasing, acquisition or the completion of such construction or improvement;

(f)          Indebtedness acquired or assumed in Permitted Acquisitions and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof or shorten the final maturity or weighted average life to maturity thereof or have different obligors;

(g)         Priority Indebtedness (excluding any Indebtedness permitted by Sections 6.01(e) and (f)) in an aggregate principal amount at any one time outstanding not to exceed 10% of the Company’s then Consolidated Net Worth;

(h)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i)           Indebtedness in respect of letters of credit in the ordinary course of business;

(j)           Indebtedness under Swap Agreements not entered into for speculative purposes;

(k)        unsecured Indebtedness (excluding any Indebtedness permitted by Section 6.01(f)), not otherwise permitted by this Section, of the Company so long as on a pro forma basis after giving effect to the incurrence of such Indebtedness, the Company is in pro forma compliance with the Net Leverage Ratio in effect under Section 6.07;

(l)          Indebtedness under any interest rate protection agreements or foreign exchange hedges (regardless of whether such hedging obligations are subject to hedge accounting) incurred in the ordinary course of business and not for speculative purposes;

(m)         Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(n)         Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank acceptances or guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(o)       (i) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation, seller indebtedness and similar obligations of the Company and its Subsidiaries incurred in connection with Permitted Acquisitions and (ii) Indebtedness incurred by the Company or its Subsidiaries in a Permitted Acquisition under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments;

(p)         Indebtedness owed to any Person providing property, casualty or liability insurance to the Company or any of its Subsidiary, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(q)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 90 days from its incurrence;

(r)          Indebtedness representing deferred compensation to employees of the Company and its Subsidiaries;

(s)          Indebtedness incurred under the Existing Credit Agreement; and

(t)        Indebtedness incurred in connection with the acquisition of joint ventures in an aggregate amount not to exceed the greater of (i) $150,000,000 and (ii) 2.75% of Total Assets (determined at the time of each such incurrence by reference to the Company’s financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

For purposes of this subsection 6.01, any Person becoming a Subsidiary of the Company after the Effective Date shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Subsidiary, and any Indebtedness assumed by the Company or any of its Subsidiaries shall be deemed to have been incurred on the date of assumption.

SECTION 6.02.         Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Permitted Encumbrances;

(b)          Liens existing on the Effective Date and set forth on Schedule 6.02;

(c)         any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness permitted by Section 6.01(e) incurred to own, develop, lease, acquire, construct or improve such property or asset;

(d)         Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by the Company or any of its Subsidiaries with such Person in the ordinary course of the Company’s or such Subsidiary’s business) otherwise payable to the Company or any of its Subsidiaries, provided that such right shall have been conveyed to such Person for consideration received by the Company or such Subsidiary on an arm’s-length basis;

(e)         Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to Operating Leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(f)           Liens securing Indebtedness described in clause (a) of the definition of Priority Indebtedness;

(g)        (i) Liens securing Indebtedness permitted under Section 6.01(c) and (ii) Liens securing Indebtedness permitted under Section 6.01(f), provided that, for purposes of this clause (ii), (x) such Lien is not created in contemplation of or in connection with the applicable Permitted Acquisition, (y) such Lien shall not apply to any property or assets of the Company or any Subsidiary other than the Subsidiary or assets being acquired pursuant to such Permitted Acquisition and (z) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition;

(h)          bankers’ liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;

(i)        Liens attaching solely to cash earnest money or similar deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(j)          Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to consignments, provided that such Liens extend solely to the assets subject to such consignments;

(k)         Liens securing interest rate or foreign exchange hedging obligations (regardless of whether such hedging obligations are subject to hedge accounting), incurred in the ordinary course of business and not for speculative purposes;

(l)           Liens, if any, in respect of leases that have been, or should be, in accordance with GAAP as in effect on the Effective Date, classified as Finance Lease Liabilities;

(m)        Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained;

(n)         extensions, renewals and replacements of the Liens described above, so long as there is no increase in the Indebtedness or other amounts secured thereby (other than amounts incurred to pay costs of renewal and replacement), and no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien; and

(o)          Liens arising as a result of the re-characterization as a loan and as a Lien of any transaction permitted under Section 6.03, including any precautionary financing statements or similar filings in connection therewith.

SECTION 6.03.          Fundamental Changes and Asset Sales.  (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, (including, in each case, pursuant to a Division) except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries and is not materially disadvantageous to the Lenders and except that the Company or any Subsidiary may effect any acquisition permitted by Section 6.04 by means of a merger of the Person that is the subject of such acquisition with the Company or any of its Subsidiaries (provided that, in the case of a merger with the Company, the Company is the survivor).

(b)         The Company will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

SECTION 6.04.          Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit or the rights of any licensee under a trademark license to such licensee from the Company or any of its Affiliates, except:

(a)          Permitted Investments;

(b)          investments by the Company or a Subsidiary in the capital stock of its Subsidiaries;

(c)         loans or advances made by the Company to, and Guarantees by the Company of obligations of, any Subsidiary, and loans or advances made by any Subsidiary to, and Guarantees by any Subsidiary of obligations of, the Company or any other Subsidiary;

(d)          Guarantees constituting Indebtedness permitted by Section 6.01;

(e)          advances or loans made in the ordinary course of business to employees of the Company and its Subsidiaries;

(f)           Investments existing on the Effective Date not otherwise permitted under this Agreement;

(g)         Investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Company or any Subsidiary;

(h)          Permitted Acquisitions;

(i)           Swap Agreements not entered into for speculative purposes;

(j)       Investments in connection with the ownership, development, leasing, acquisition, construction or improvement of the Corporate Headquarters;

(k)        Investments in joint ventures in an aggregate amount not to exceed the greater of (i) $100,000,000 and (ii) 2.75% of Total Assets (determined at the time of each such investment by reference to the Company’s financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a));

(l)          Investments, in addition to Investments permitted under clauses (a) through (j) of this Section 6.04 made after the Effective Date in an aggregate amount not to exceed $500,000,000 at any time outstanding in any Person or Persons;

(m)       Investments so long as prior to making such Investment and after giving effect (including giving effect on a pro forma basis) thereto (i) no Default or Event of Default has occurred and is continuing or would occur and (ii) the Company is in compliance with Section 6.07.

SECTION 6.05.         Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and/or its Subsidiaries and (c) any Investment permitted by Section 6.04 and (d) any Restricted Payment permitted by Section 6.06.

SECTION 6.06.        Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may make any other Restricted Payment so long as prior to making such Restricted Payment and after giving effect (including giving effect on a pro forma basis) thereto (i) no Default or Event of Default has occurred and is continuing or would occur and (ii) the Company is in compliance with Section 6.07.

SECTION 6.07.          Net Leverage Ratio.  The Company will not permit the Net Leverage Ratio, determined as of the end of each of its Fiscal Quarters ending on or after the Closing Date, to be greater than 4.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Company in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or 5.08 or in Article VI;

(e)         the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)          the Company or any Subsidiary shall fail to make any payment of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period (without giving effect to any extensions, waivers, amendments or other modifications of or to such period) of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created, and, prior to any termination of Commitments or the acceleration of payment of Loans pursuant to this Article VII, such failure is not waived in writing by the holders of such Material Indebtedness;

(g)        any event or condition occurs (after giving effect to any applicable grace periods and after giving effect to any extensions, waivers, amendments or other modifications of any applicable provision or agreement) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of an acceleration or similar notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such Indebtedness is paid when due;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including a “faillite”, “gestion contrôlée”, “concordat préventif de la faillite”, “sursis de paiement” or “liquidation judiciaire” or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         (1) the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including a “faillite”, “gestion contrôlée”, “concordat préventif de la faillite”, “sursis de paiement” or “liquidation volontaire”, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more judgments for the payment of money in an aggregate amount (not paid or covered by insurance) in excess of $100,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and (i) the same shall remain undischarged for a period of 60 consecutive days from the entry thereof during which execution shall not be effectively stayed or bonded or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)         a Change in Control shall occur; or

(n)         any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and except with respect to the second sentence in the penultimate paragraph of this Article VIII, the Company shall have no rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or other insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such debtor relief law or insolvency law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company and, so long as no Event of Default pursuant to paragraph (a), (b), (h) or (i) under Article VII has occurred and is continuing, with the Company’s prior written consent, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Lead Arrangers, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

Each Lender expressly acknowledges that neither the Administrative Agent nor any Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lead Arranger to any Lender as to any matter, including whether the Administrative Agent or any Lead Arranger has disclosed material information in their (or their Related Parties’) possession.  Each Lender represents to the Administrative Agent and each Lead Arranger that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing.  Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans is experienced in making, acquiring or holding such commercial loans.

ARTICLE IX

Miscellaneous

SECTION 9.01.         Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or telecopy, as follows:

(i)         if to the Company, to it c/o Tapestry, Inc., 10 Hudson Yards, New York, New York 10001 Attention of Treasurer, Katia DeVita (Telephone No. (212) 946-8400), with a copy (in the case of a notice of Default) to Chief Legal Officer, General Counsel, David Howard (Telephone No. (212) 946-8400);

(ii)       if to Bank of America, N.A., in its capacity as the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified in Schedule 9.01;

(iii)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)          Electronic Systems.

(i)          The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar Electronic System.

(ii)          Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.          Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)         Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, provided that (x) any amendment or modification to the financial covenants in this Agreement (or the defined terms used in the financial covenants to this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) even if the effect of such amendment or modification would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Company to pay interest or fees at the applicable default rate set forth in Section 2.13(c), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) without the written consent of each Lender or (v) change any of the provisions of this Section or the definitions of “Required Lenders” and “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)          [Reserved].

(d)         If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.       Expenses; Indemnity; Damage Waiver.  (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and one local counsel in each applicable jurisdiction, in connection with the credit facilities (including, without limitation, via the internet or through the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (provided, however, that if the Effective Date does not occur, the Company shall not be required to reimburse the Administrative Agent and its Affiliates for any such expenses (other than such legal fees)), (ii) [reserved] and (iii) all out-of-pocket expenses incurred by the Administrative Agent and any Lender, including the reasonable fees, charges and disbursements of one primary counsel and of any special and local counsel for the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) such Indemnitee’s gross negligence or willful misconduct, (ii) such Indemnitee’s material breach of its obligations under this Agreement and the other Loan Documents or (iii) any investigation, litigation, claim, proceeding or defense not involving an act or omission by the Company or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than in its capacity as a Lead Arranger (or similar agent) or as the Administrative Agent).  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)          To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)       To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)          All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.         Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

 (A)           the Company; provided, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Permitted Assignee or, if an Event of Default under paragraphs (a), (b), (h) or (i) under Article VII has occurred and is continuing, any other assignee and (3) with respect to assignments of any Loans or Commitments hereunder, the Company’s consent shall be deemed to have been provided if the Company shall not have responded to a written request therefor within five (5) Business Days; and

 (B)            the Administrative Agent.

 (ii)          Assignments shall be subject to the following additional conditions:

 (A)        except in the case of an assignment to a Lender, an Approved Fund, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under paragraphs (a), (b), (h) or (i) under Article VII has occurred and is continuing;

  (B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

 (C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

 (D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (i) any tax documentation required pursuant to Section 2.17(f) and (ii) an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

 (iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

 (iv)        The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.

 (v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.        Survival.  All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.         Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Effective Date.  This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  The Company and each of the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  Each Credit Party may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means).  The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Company and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and (ii) waives any claim against the Administrative Agent, each Credit Party and any of their respective Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.          Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.         Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)         Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its properties in the courts of any jurisdiction.

(c)          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority exercising examination or regulatory authority) each Credit Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over a Credit Party or any of its Affiliates, (c) to the extent that such Information becomes publicly available other than by reason of disclosure in violation of this Agreement by such Credit Party, (d) to each Credit Party’s Affiliates and such Credit Party’s and such Affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such Information is received by a Credit Party from a third party that is not to such Credit Party’s knowledge subject to confidentiality obligations to the Company, (g) to the extent that such Information is or was independently developed by such Credit Party, (h) to actual or prospective, direct or indirect counterparties (or their advisors) to any Swap Agreement or other derivative transaction relating to the Company or any of their respective subsidiaries or any of their respective obligations; provided that the disclosure of any such Information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such Swap Agreement or other derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company and such Credit Party) in accordance with customary market standards for dissemination of such type of information, (i) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to the Company and such Credit Party, including as may be agreed in any confidential information memorandum or other marketing material) or (j) to rating agencies in connection with obtaining ratings for the Company or any of its Affiliates or any of their debt.  For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.          USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act and the Beneficial Ownership Regulation.

SECTION 9.14.          Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in same day funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 9.15.        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) no Lender, or any of its Affiliates, has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Lender, or any of its Affiliates, has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

SECTION 9.18.        Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.19.          Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TAPESTRY, INC.,
as the Company

By	/s/ Katia DeVita
Name: Katia DeVita
Title: Treasurer

Signature Page to Credit Agreement
Tapestry, Inc.

BANK OF AMERICA, N.A.,
as Administrative Agent

By	/s/ Kyle D Harding
Name: Kyle D Harding
Title: Vice President

BANK OF AMERICA, N.A.,
individually as a Lender

By	/s/ Michelle L. Walker
Name: Michelle L. Walker
Title: Director

Signature Page to Credit Agreement
Tapestry, Inc.

MORGAN STANLEY BANK, N.A.,
as a Lender

By	/s/ Katie Bodack
Name: Katie Bodack
Title: Authorized Signatory

Signature Page to Credit Agreement
Tapestry, Inc.

SCHEDULE 2.01

COMMITMENTS

LENDER	TOTAL COMMITMENTS

Bank of America, N.A.	$375,000,000
Morgan Stanley Bank, N.A.	$375,000,000
TOTAL:	$750,000,000

SCHEDULE 3.05

PROPERTIES

None.

SCHEDULE 3.06

LITIGATION

None.

SCHEDULE 6.02

EXISTING LIENS

See attached.

SCHEDULE 9.01

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT:
Administrative Agent’s Office:
(for payments and requests for Borrowings):
Bank of America, N.A., as Administrative Agent
101 North Tryon Street
NC1-001-05-46
Charlotte, NC 28255
Attention:  Patricia Santos
Tel: 980.387.3794
Facsimile: 704.625.4200
Email: patricia.santos@baml.com

Other Notices as Administrative Agent:
Bank of America, N.A., as Administrative Agent
900 W. Trade St., 6th Floor
NC1-026-06-03
Charlotte, NC 28255
Attention:  Kyle Harding
Tel: 980-275-6132
Facsimile: 704-719-5215
Email: kyle.d.harding@baml.com

Remittance Instructions:
US DOLLARS PAYMENT INSTRUCTIONS:
Bank of America, N.A.
New York, NY
ABA# 026009593
Account No.:  1366072250600
Account Name: Wire Clearing Acct for Syn Loans-LIQ
Ref:  Tapestry, Inc., Term Loan Facility

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]1]

3.	Borrower:	Tapestry, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement dated as of November 21, 2024, among Tapestry, Inc., the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

1 Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

$	$	%
$	$	%
Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]
TAPESTRY, INC.

By:
Title:

2 Set forth, so at least 9 decimals, as percentage of the aggregate Commitment/Loans of all Lenders.
3 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[Reserved]

EXHIBIT C

[Reserved]

EXHIBIT D

[Reserved]

EXHIBIT E

[Reserved]

EXHIBIT F-1

[Reserved]

EXHIBIT F-2

[Reserved]

EXHIBIT G

[Reserved]

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of November 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tapestry, Inc. (the “Company”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[__]

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of November 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tapestry, Inc. (the “Company”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[__]

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of November 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tapestry, Inc. (the “Company”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[__]

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of November 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tapestry, Inc. (the “Company”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory notes evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[__]

EXHIBIT I

[FORM OF]

SOLVENCY CERTIFICATE

Date: [_____, ____]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

Reference is hereby made to the Term Loan Credit Agreement dated as of November 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Tapestry, Inc. (the “Company”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

Pursuant to Section 4.04(d) of the Credit Agreement, the undersigned, solely in the undersigned’s capacity as chief financial officer of the Company, hereby certifies, on behalf of the Company and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

1.          the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

2.          the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

3.        the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

4.          the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries.  In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Company and its Subsidiaries after consummation of the Transactions.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as chief financial officer of the Company, on behalf of the Company and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

TAPESTRY, INC.

By:
Name: [●]
Title: Chief Financial Officer

Signature Page to Solvency Certificate
Tapestry, Inc.